Exhibit 99.1

FOUR OAKS FINCORP, INC. ANNOUNCES CLOSING OF RIGHTS OFFERING AND STANDBY OFFERING

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 18, 2014--Four Oaks Fincorp, Inc. (OTCBB: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company, today announced the conclusion of its previously announced rights offering (the “Rights Offering”) and concurrent standby offering to Kenneth R. Lehman (the “Standby Offering”), in which the Company issued an aggregate of 24,000,000 shares of common stock at $1.00 per share for aggregate gross proceeds of $24.0 million (the maximum permissible pursuant to the terms of the Rights Offering and Standby Offering).  In connection with the Rights Offering, 9,248,464 shares were issued to holders upon exercise of their basic subscription privilege (including 2,625,000 shares issued to Mr. Lehman) and 1,376,536 shares were issued to holders upon exercise of their oversubscription privilege, which was approximately 9.2% of the total number of shares requested pursuant to holders’ oversubscription privilege. In connection with the Standby Offering, Mr. Lehman purchased an additional 12,500,000 shares.

Shares purchased in the Rights Offering will be issued in book entry from.  Direct registration system statements for shares purchased in the Rights Offering are expected to be mailed to purchasers on or about August 19, 2014. Shareholders who purchased shares in the Rights Offering through their brokerage accounts will receive their purchased shares and any excess subscription payments within their respective accounts.

Chairman, President and Chief Executive Officer, Ayden R. Lee, Jr., said, “The tremendous success of this rights offering and the associated standby offering reinforces the capital foundation of the Company and builds on the positive trends in our operations and financial results.  We greatly appreciate the continued support of our Four Oaks shareholders and remain sharply focused on capitalizing on this positive momentum.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended.  These forward-looking statements are based on the Company’s current beliefs and assumptions and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations.  For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports.  You are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this press release and speak only as of the date of this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
Nancy S. Wise, Executive Vice President and Chief Financial Officer
(919) 963-2177